PROPOSED NON-BINDING TERM SHEET

(Asset Purchase Transaction – RocketFuel Blockchain, Inc. / RPay Inc. & RPoints, Inc.)

Date: 13 March 2026

This term sheet (this "Term Sheet") summarizes the principal terms and conditions of a proposed asset sale by RocketFuel Blockchain, Inc., a Nevada corporation ("Seller"), to RPay, Inc., a Delaware corporation, and RPoints, Inc., a Delaware corporation (collectively, the "Buyers").

This Term Sheet is for discussion purposes only and does not constitute a binding agreement or commitment to consummate the transaction, except for the sections expressly identified below as Binding Provisions (Break-Up Fee, Exclusivity, Confidentiality, Fees and Expenses, Public Disclosure Discipline, and Governing Law) (collectively, the "Binding Provisions"). No other legally binding obligation will arise unless and until definitive agreements are executed and delivered by the parties.

1. Parties

1.1. **Seller:** RocketFuel Blockchain, Inc., a publicly traded Nevada corporation.

1.2. **Buyers:** RPay, Inc. and RPoints, Inc., each a Delaware corporation.

1.3. Seller and Buyer may be referred to individually as a "Party" and collectively as the "Parties."

2. Non-Binding Nature; Definitive Documentation

2.1. Except for the Binding Provisions, this Term Sheet is non-binding. The transaction will be documented in a definitive Asset Purchase Agreement and related closing documents (collectively, the "Definitive Agreements") in form and substance reasonably acceptable to the Parties and their counsel.

3. Transaction Overview & Structure

3.1. **Asset Acquisition.** At the Closing (as defined below), Buyer shall purchase from Seller, and Seller shall transfer, assign, sell and deliver to Buyer, free and clear of any Liens (other than Permitted Liens), all of Seller's right, title and interest in the assets used primarily in the RKFL Payments Business and the RKFL Loyalty Business (collectively, the "Purchased Assets").

3.2. **Entity Allocation.** RPay, Inc. shall acquire the RKFL Payments Business. RPoints, Inc. shall acquire the RKFL Loyalty Business.

4. Purchased Assets

The Purchased Assets include the assets used primarily in Seller's operating product lines, allocated as follows:

4.1. **The RKFL Payments Business:** The assets used primarily in the "Pay In," "Pay Out," and "Gift Card" product lines.

4.2. **The RKFL Loyalty Business:** The assets used primarily in the "Loyalty" and "Rewards" product lines.

These assets include intellectually property, domain names, customer/vendor relationships, and assigned contracts, to the extent owned or controlled by Seller and primarily used in the respective businesses.

5. Assumed vs. Excluded Liabilities

The Buyers will assume only those liabilities expressly identified in the definitive agreements, consisting solely of the specified deferred compensation obligations (allocated between the Buyers) and post-Closing performance obligations under assigned contracts. Seller retains all other legacy liabilities, including SEC compliance matters, taxes, and trade payables.

6. Consideration and Structure (Aggregate)

Total Deal Value (approx.): $5,700,000.00, comprised of:

6.1. **Debt Assumption / Deferred Compensation (Cap).** The Buyers will assume specified deferred compensation obligations of Seller owed to Peter M. Jensen and Bennett J. Yankowitz, capped at $1,500,000.00 in aggregate principal. (To be allocated in the APAs: $1,000,000) to RPay, Inc.; $500,000 to RPoints, Inc.).

6.2. **Earn-Out (Cap).** RPay, Inc. shall pay Seller 20% of Net Revenue generated by the RKFL Business, paid quarterly, until the earlier of: (a) two (2) years after Closing, or (b) $2,500,000.00 has been paid in the aggregate.

6.3. **Equity Warrant (Value).** At Closing, Seller shall receive Warrants to acquire 20% of the fully diluted equity of RPay, Inc., and 20% of the fully diluted equity of RPoints, Inc. The Warrants shall be exercisable two (2) years from Closing. The Warrants shall be subject to a Buyer repurchase/call right priced at a fixed $1,500,000.00 for the RPay, Inc. Warrant, and $200,000.00 for the RPoints, Inc. Warrant, and otherwise on terms set forth in the APAs.

7. Due Diligence

7.1. Buyer will have a diligence period to confirm (as applicable): ownership/control of Purchased Assets, material contracts and assignability/consents, IP status, liens/UCCs,

revenue mechanics for earn-out administration, and any legal/compliance issues affecting transfer or operation.

7.2. Seller will provide reasonable access to relevant information and personnel, subject to confidentiality and legal limitations.

8. Closing Conditions

The Definitive Agreements will include customary closing conditions, including:

8.1. Execution and delivery of the APA and related closing instruments;

8.2. Delivery of Purchased Assets free and clear of Liens (other than Permitted Liens) and lien releases as needed;

8.3. Board approvals and interested-transaction process documentation (and stockholder approval if required/advisable);

8.4. Third-party consents/novations for Assigned Contracts or implementation of a lawful interim workaround; and

8.5. Delivery of customary officer certificates and bring-down confirmations.

9. Closing; Transition; Deliverables

9.1. At Closing (or promptly thereafter as agreed), Seller will deliver customary access/admin credentials and transfer items reasonably necessary to operate the RKFL Payments Business and the RKFL Loyalty Business, subject to contractual and legal limits.

10. Closing Timing

The Parties will target Closing on or before April 2, 2026, or as soon as practicable thereafter following execution of the Definitive Agreements and satisfaction of closing conditions.

11. Definitive Agreements; Customary Terms

The Definitive Agreements shall include customary representations, warranties, covenants, indemnification allocation, and closing mechanics consistent with an asset sale involving an insider/affiliated buyer, including appropriate disclosures and fairness process support. Specifically, the Definitive Agreements will include:

11.1. Provisions governing employee transfers, expressly providing that Buyer may extend offers of employment while Seller retains all pre-closing wage, severance, and PTO liabilities; and

11.2. A tax allocation covenant requiring the Parties to file IRS Form 8594 consistently.

BINDING PROVISIONS

12. Exclusivity and Break-Up Fee (Binding)

12.1. **Exclusivity.** For 90 days following execution of this Term Sheet (the "Exclusivity Period"), Seller shall not (and shall cause its representatives not to) solicit, initiate, knowingly encourage, or enter into discussions regarding any competing sale of the Purchased Assets or a similar transaction involving the RKFL Payments Business or RKFL Loyalty Business.

12.2. **Break-Up Fee.** Seller shall pay Buyers a break-up fee if Seller: (a) terminates exclusivity during the Exclusivity Period other than for Buyer's material breach; (b) abandons the transaction or refuses to negotiate and execute the Definitive Agreements in good faith on substantially the terms set forth herein; or (c) enters into or consummates a competing transaction involving the Purchased Assets during the Exclusivity Period or within nine (9) months after its expiration.

The break-up fee shall equal $100,000.00 for each month (or portion thereof) that has commenced during the period from the date of execution of this Term Sheet through the termination/competing transaction date. This fee shall be deemed to accrue in full at the start of each monthly period and shall not be pro-rated for any partial month.

13. Confidentiality (Binding)

The existence and terms of this Term Sheet and all non-public information exchanged will be kept confidential, except as required by law, SEC disclosure obligations, or to advisors under confidentiality obligations.

14. Fees and Expenses (Binding)

Each Party bears its own legal, accounting, and advisory costs unless otherwise agreed in writing.

15. Public Disclosure Discipline (Binding)

Neither Party will issue a press release or public announcement regarding the transaction without the other Party's prior written consent, except as required by law or SEC rules (in which case the disclosing Party will provide reasonable advance notice and a chance to review, to the extent permitted).

16. Governing Law; Venue (Binding)

This Term Sheet and the Binding Provisions will be governed by the laws of the State of Nevada, without regard to conflicts-of-law principles. Exclusive venue shall be state or federal courts located in Clark County, Nevada.

Signatures

SELLER: RocketFuel Blockchain, Inc.

By: Peter Jensen

Name: Peter Jensen

Title: CEO

Date: 3/13/2026

BUYERS: RPay Inc. & RPoints, Inc.

By: Peter Jensen

Name: Peter Jensen

Title: CEO

Date: 3/13/2026